ISSN 1718-8369	Exhibit 99.3

Volume 10, number 1	August 21, 2015
AT MAY 31, 2015

Note to the reader: Reports for 2015-2016
As was the case the previous three years, the first report of the 2015-2016 fiscal year presents the financial operations for the first two months of activity, i.e. April and May 2015. Subsequent reports will be produced on a monthly basis. The next monthly report, at June 30, 2015, will be published on September 11, 2015.

Cumulative results at May 31, 2015

❑	At May 31, 2015, i.e. two months after the beginning of the fiscal year, budgetary revenue totalled $11.7 billion and budgetary expenditure stood at $12.8 billion.

❑	The results of consolidated entities showed a surplus of $913 million.

❑	The deficit reached $249 million at May 31, 2015.

The budgetary balance within the meaning of the Balanced Budget Act, including the deposit in the Generations Fund, showed a deficit of $488 million at May 31, 2015. Budget 2015-2016, tabled in March 2015, projected a balanced budget for 2015-2016.

Summary of consolidated budgetary transactions
(millions of dollars)					(Unaudited data)
	April and May			Budget 2015-2016
					Forecast
	2014-2015	2015-2016	% Change	2015-2016	growth %
Budgetary revenue
Own-source revenue	8 589	8 737	1.7	57 136	5.1
Federal transfers	2 819	2 934	4.1	17 322	2.9
Total	11 408	11 671	2.3	74 458	4.6
Budgetary expenditure
Program spending	–11 421	–11 531	1.0	–66 460	1.2
Debt service	–1 375	–1 302	-5.3	–8 331	2.0
Total	–12 796	–12 833	0.3	–74 791	1.2
Consolidated entities(1)
Non-budget-funded bodies and special funds	406	676	—	343	—
Health and social services and education networks	–12	–2	—	–10	—
Generations Fund	198	239	—	1 586	—
Total	592	913	—	1 919	—
Surplus (Deficit)	–796	–249	—	1 586	—
Balanced Budget Act
Deposits of dedicated revenues in the Generations Fund	–198	–239	—	–1 586	—
BUDGETARY BALANCE(2)	–994	–488	—	—	—
Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.

(1)	Details of operations by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

Budgetary balance

❑

For the months of April and May 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $488 million. A deficit in the first two months of the fiscal year reflects historical trends.

—	During this period, expenditures usually exceed revenues since government departments spend more heavily in respect of their activities.

❑	The budget of March 26, 2015 projected a balanced budget for the overall 2015-2016 fiscal year.

Budgetary revenue

❑	At May 31, 2015, budgetary revenue amounted to $11.7 billion, $263 million more than at May 31, 2014.

—	Own-source revenue stood at $8.7 billion, $148 million more than in 2014-2015.

	–	The observed variability of the revenue by source’s growth rate is amplified at the beginning of the fiscal year when cumulative amounts are relatively small.

—	Federal transfers amounted to $2.9 billion, up $115 million compared to the preceding year.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure has totalled $12.8 billion, an increase of $37 million, or 0.3%, compared to the preceding year.

—

For the first two months of the fiscal year, program spending rose $110 million, or 1.0%, compared to the preceding year, and stood at $11.5 billion. The growth objective forecast for the overall fiscal year is 1.2%.

	–	The most significant change was in the Health and Social Services mission ($155 million).

—	Debt service stood at $1.3 billion, a decrease of $73 million, or 5.3%, compared to 2014-2015.

Consolidated entities

❑	At May 31, 2015, the results of consolidated entities showed a surplus of $913 million. These results included:

—	a surplus of $676 million for non-budget-funded bodies and special funds;

—	a $2 million deficit for the health and social services and education networks;

—	dedicated revenue of $239 million for the Generations Fund.

Net financial requirements

❑

At May 31, 2015, consolidated net financial requirements stood at $2.4 billion, a decrease of $2.1 billion compared to last year. The net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)	(Unaudited data)
	April and May
	2014-2015	2015-2016	Change
Budgetary revenue
Own-source revenue	8 589	8 737	148
Federal transfers	2 819	2 934	115
Total	11 408	11 671	263
Budgetary expenditure
Program spending	–11 421	–11 531	–110
Debt service	–1 375	–1 302	73
Total	–12 796	–12 833	–37
Consolidated entities(1)
Non-budget-funded bodies and special funds	406	676	270
Health and social services and education networks	–12	–2	10
Generations Fund	198	239	41
Total	592	913	321
Surplus (Deficit)	–796	–249	547
Consolidated non-budgetary requirements	–3 760	–2 161	1 599
CONSOLIDATED NET FINANCIAL REQUIREMENTS	–4 556	–2 410	2 146
(1)	Details of operations by type of entity are presented on page 5 of this report.

Revenue from the general fund
(millions of dollars)	(Unaudited data)
	April and May
Revenue by source	2014-2015	2015-2016	% Change
Own-source revenue excluding governement enterprises
Income and property taxes
Personal income tax	3 084	2 891	–6.3
Contributions to Health Services Fund	1 085	1 122	3.4
Corporate taxes	395	524	32.7
Consumption taxes	2 956	3 262	10.4
Other sources	374	317	–15.2
Total own-source revenue excluding government enterprises	7 894	8 116	2.8
Revenue from governement enterprises	695	621	–10.6
Total own-source revenue	8 589	8 737	1.7
Federal transfers
Equalization	1 548	1 587	2.5
Health transfers(1)	805	868	7.8
Transfers for post-secondary education and other social programs	264	268	1.5
Other programs	202	211	4.5
Total federal transfers	2 819	2 934	4.1
BUDGETARY REVENUE	11 408	11 671	2.3
(1)

Amounts of $430 million and $389 million in health transfers were allocated respectively in 2014-2015 and 2015-2016 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation was spread over the year, at $36 million and $32 million a month, after being deducted from the health transfers. Were it not for the allocation, the change would be 6.4% instead of 7.8%.

General fund expenditure
(millions of dollars)				(Unaudited data)
			April and May
Expenditures by mission	2014-2015	(1)	2015-2016	% Change
Program spending
Health and Social Services	5 510		5 665	2.8
Education and Culture	3 127		3 151	0.8
Economy and Environment	1 031		1 032	0.1
Support for individuals and Families	1 097		1 080	–1.5
Administration and Justice	656		603	–8.1
Total program spending	11 421		11 531	1.0
Debt service	1 375		1 302	–5.3
BUDGETARY EXPENDITURE	12 796		12 833	0.3
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Details of the operations of consolidated entities
(millions of dollars)									(Unaudited data)
				April and May 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	2 572	239	35	1 089	3 890	—		7 825	–4 295		3 530
Expenditure
Expenditure	–1 677	—	–35	–1 089	–3 617	–2		–6 420	4 118		–2 302
Debt service	–343	—	—	—	–149	—		–492	177		–315
Total	–2 020	—	–35	–1 089	–3 766	–2		–6 912	4 295		–2 617
RESULTS	552	239	—	—	124	–2		913	—		913
(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.